Exhibit 10.4

Execution Version

TLB Incremental Facility Commitment Letter

To:J.P. Morgan SE as Facility Agent

From:Goldman Sachs Bank USA (the "TLB Incremental Lender")

Dated:27 June 2025 (the "2025 Commitment Date"), and the later date which the proceeds of the Incremental Term Facility B Loans are utilized to consummate the Acquisition (as defined in Schedule 2), the "2025 Acquisition Closing Date").  In this letter the "2025 Pre-Funding Date" means 1 July 2025.

First Lien Facilities Agreement dated 21 November 2006 (as most recently amended and restated by an amendment agreement dated 19 September 2024, an amendment agreement dated 9 October 2024, an amendment agreement dated 29 March 2025 and as further amended from time to time) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This letter (the "Letter") shall take effect as an Incremental Facility Commitment Letter for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Letter unless given a different meaning in this Letter.
2.	On and from the 2025 Commitment Date, the TLB Incremental Lender hereby agrees to become a Lender and, with effect from the 2025 Commitment Date, assume Incremental Facility Commitments by way of an increase to the Term Facility B Commitments in the amount set out in Schedule 1 hereto (TLB Incremental Lender and Allocation) (and which shall increase the commitments under Term Facility B by the amount of such commitment (the "Incremental Term Facility B Commitments")) and upon the following terms.
(a)	Incremental Term Facility B Commitment: as set out in Schedule 1 (TLB Incremental Lender and Allocation);
(b)	Availability Period: the period commencing and ending on the 2025 Pre-Funding Date;
(c)	Utilisation Request: a Utilisation Request for a Term Facility B Loan pursuant to this Letter may take effect on the 2025 Pre-Funding Date and provided that it was provided by 11:00 a.m. (New York City time) at least one Business Day prior to the 2025 Pre-Funding Date and requesting Loans that equal the additional commitments made available hereunder shall be valid notwithstanding any other time period provided for in the Facilities Agreement and such Term Facility B Loans shall be advanced on the 2025 Pre-Funding Date (such loans "Incremental Term Facility B Loans");
(d)	Borrower: Delta 2 (Lux) Sàrl (the "Borrower");
(e)	Number of Utilisations: One;

(f)	First Interest Period: The first Interest Period for each Loan made pursuant to this Letter shall be the period commencing on the 2025 Pre-Funding Date and ending on the date on which the current Interest Period for the Term Facility B Loans outstanding as of the 2025 Pre-Funding Date (prior to any Loan being made pursuant to this Letter) (such Term Facility B Loans, the "Existing Term Facility B Loans" and such Interest Period, the "Existing Interest Period")) ends; provided that: (i) if the 2025 Pre-Funding Date is the same day as the last day of the Existing Interest Period, the first Interest Period for each Loan made pursuant to this Letter shall be the period commencing on the 2025 Pre-Funding Date and ending on the last day of the Interest Period for the Existing Term Facility B Loans starting on the 2025 Pre-Funding Date; and (ii) notwithstanding any other provision of the Facilities Agreement and without prejudice to any future consolidation of Term Facility B Loans, the Incremental Term Facility B Loans shall not consolidate with the Existing Term Facility B Loans at any time prior to the consummation of the Acquisition (as defined in Schedule 2);
(g)	Margin: as set forth in the Facilities Agreement for the Existing Term Facility B Loans;
(h)	Purpose: the net proceeds of the Incremental Term Facility B Loans shall be made available to Liberty Media Corporation by the Borrower pursuant to a loan, distribution or other intercompany arrangement between or among the Borrower, Liberty Media Corporation and/or their subsidiaries for the purpose of funding the Acquisition (as defined in Schedule 2) including for the satisfaction of the arrangements for the hedging or exchange conversion of the net proceeds of the Incremental Term Facility B Loans to Euro by the Borrower or LMC and the payment of fees and expenses related to the Acquisition and/or be used for the prepayment contemplated by Clause 2(k) (including any currency conversions of such proceeds);
(i)	Termination Date: as set forth in the Facilities Agreement for the Existing Term Facility B Loans;
(j)	Term SOFR Rate: The Term SOFR Rate for the first Interest Period for each Loan made pursuant to this Letter shall be:
(A)	if the 2025 Pre-Funding Date is the last day of the Interest Period applicable to the Existing Term Facility B Loans, the same as that applicable to such Existing Term Facility B Loans for the Interest Period for the Existing Term Facility B Loans commencing on the 2025 Pre-Funding Date;
(B)	if the 2025 Pre-Funding Date is not the last day of the Interest Period applicable to the Existing Term Facility B Loans and notwithstanding that such first Interest Period may be less than three months, the three months Term SOFR Rate applicable in accordance with the Facilities

Agreement for a three months Interest Period commencing on the 2025 Pre-Funding Date; and
(k)	Early prepayment: For the purposes of this Letter "Hedge Business Day" means a day on which TARGET is open and that is not (a) a Saturday, (b) a Sunday or (c) a public holiday in any of London, United Kingdom, the State of New York, United States, Luxembourg, Grand Duchy of Luxembourg or Madrid, Spain. If the consummation of the Acquisition (as defined in Schedule 2) has not occurred by 11:59 p.m. New York time on the fourth Hedge Business Day following the Scheduled Completion Date (as defined in the Acquisition Agreement and after giving effect to any extension pursuant to Section 7.6 of the Acquisition Agreement; provided that, in no event shall the Scheduled Completion Date exceed eight Hedge Business Days after the 2025 Pre-Funding Date), the Borrower of the Incremental Term Facility B Loans shall prepay such Incremental Term Facility B Loans in an aggregate principal amount of $850 million (plus any accrued and unpaid interest thereon for the period beginning on the 2025 Pre-Funding Date and ending on (but excluding) the Prepayment Date) as follows:
(A)	on or before the fourth Hedge Business Day following the Scheduled Completion Date (after giving effect to any extension pursuant to Section 7.6 of the Acquisition Agreement; provided that, in no event shall the Scheduled Completion Date exceed eight Hedge Business Days after the 2025 Pre-Funding Date), the Borrower or the Obligors' Agent shall deliver a notice to the Facility Agent pursuant to clause 11.4 (Voluntary prepayment of Term Loans) of the Facilities Agreement specifying that the whole of such Incremental Term Facility B Loans in an aggregate principal amount of $850 million (plus any accrued and unpaid interest thereon for the period beginning on the 2025 Pre-Funding Date and ending on (but excluding) the Prepayment Date) are to be prepaid on a date that is on or before the fifth Hedge Business Day following such Scheduled Completion Date (after giving effect to any extension pursuant to Section 7.6 of the Acquisition Agreement; provided that, in no event shall the Scheduled Completion Date exceed eight Hedge Business Days after the 2025 Pre-Funding Date) and the Facility Agent and the TLB Incremental Lender waive (in accordance with clause 40.2(j) (Exceptions) of the Facilities Agreement) the requirement for any other notice or time period pursuant to clause 11.4 (Voluntary prepayment of Term Loans) of the Facilities Agreement;
(B)	on the date of prepayment specified in the notice delivered pursuant to sub-paragraph (A) above (which date shall be on or before the fifth Hedge Business Day following the Scheduled Completion Date (as defined in the Acquisition Agreement and after giving effect to any extension pursuant to Section 7.6 of the Acquisition Agreement provided that, in no event shall the Scheduled Completion Date exceed eight Hedge Business Days after the 2025 Pre-Funding Date), such date, the "Prepayment Date") the Borrower shall make such prepayment or procure the prepayment in accordance with the terms of the Facilities Agreement.
(l)	all other terms that apply to the Existing Term Facility B Loans apply to the Term Facility B Loans made pursuant to this Letter.
3.	The proposed date on which the TLB Incremental Lender’s Incremental Term Facility B Commitments are to take effect is the 2025 Commitment Date, and the later date which the Acquisition (as defined in Schedule 2) is consummated is the 2025 Acquisition Closing Date.
4.	We refer to clause 20.8 (New First Lien Lenders and Second Lien Lenders) of the Intercreditor Agreement and in consideration of the TLB Incremental Lender being accepted as a First Lien Lender for the purposes of and as defined in the Intercreditor Agreement, the TLB Incremental Lender confirms that, as from the 2025 Commitment Date, it intends to be party to the Intercreditor Agreement as a First Lien Lender (as defined therein) to the extent not already party in such capacity and the TLB Incremental Lender undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a First Lien Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.
5.	The Facility Office and address, fax number and attention details for notices to the TLB Incremental Lender for the purposes of clause 36.2 (Addresses) of the Facilities Agreement, are as set out in Schedule 1 (TLB Incremental Lender and Allocation).
6.	On the 2025 Commitment Date, the TLB Incremental Lender agrees to become:
(a)	party to the Facilities Agreement as a Lender to the extent not already party in such capacity; and
(b)	party to the Intercreditor Agreement as a First Lien Lender (as defined therein) to the extent not already party in such capacity.
7.	Effective as of the 2025 Commitment Date, the TLB Incremental Lender shall become (or, if already a Lender prior to the 2025 Commitment Date, remain) a Lender under the Facilities Agreement and shall be bound by the provisions of the Facilities Agreement as a Lender holding a Term Facility B Commitment and (upon funding a Term Facility B Loan pursuant to this Letter) a participation in a Term Facility B Loan.
8.	The Facility Agent confirms that it has completed all necessary "know your customer" or other similar checks in relation to the TLB Incremental Lender for the purposes of clause 2.2(r) of the Facilities Agreement. It is a condition to the funding of the Incremental Term Facility B Loans on the 2025 Pre-Funding Date that each of the Facility Agent and the TLB Incremental Lender has received (or waived) all of the applicable documents and other evidence listed in Schedule 2 (Conditions) in form and substance satisfactory to it (acting reasonably) and each of the other applicable conditions referred to in Schedule 2 (Conditions) have been satisfied (or waived) in form and substance satisfactory to it

(acting reasonably). The Facility Agent and the TLB Incremental Lender shall promptly confirm to the Obligors' Agent in writing when such conditions have been so satisfied or waived.
9.	The provisions of Clauses 38 (Partial invalidity) and 43 (Enforcement) of the Facilities Agreement apply to this Letter as though they were set out in full in this Letter mutatis mutandis, except that references to the Facilities Agreement are to be construed as references to this Letter.
10.	This Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

SCHEDULE 1

TLB INCREMENTAL LENDER AND ALLOCATION

TLB Incremental Lender	Term Facility B Commitment	Facility Office and notice details
GOLDMAN SACHS BANK USA	USD 850,000,000	Facility Office GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282 Notice Details FAX NOTICES: 917-977-3966

SCHEDULE 2

CONDITIONS

1.FORMALITIES CERTIFICATE

A certificate from each Obligor and Liberty GR Holding Company Limited (in each case signed by an attorney and/or a director with sufficient power and authority (or in the case of Delta 2 by one of its directors/managers as authorised signatory pursuant to paragraph (b)(ii) below)):

(a)	attaching a (in the case of each Obligor incorporated in Switzerland, a certified) copy of the constitutional documents (or up-to-date conformed articles, as the case may be) of that Obligor or Liberty GR Holding Company Limited (as applicable) (and, if it is incorporated in Jersey, any consent to issue shares issued to it under the Control of Borrowing (Jersey) Order 1958 and any other relevant Jersey regulatory approvals, authorisations, consents, licences, permits or registrations issued to it ("Jersey regulatory consents")) or confirming that there have been no amendments to the constitutional documents (or up-to-date conformed articles, as the case may be) (and, if applicable, the Jersey regulatory consents) of that Obligor or Liberty GR Holding Company Limited (as applicable) most recently delivered to the Facility Agent and such constitutional documents (or up-to-date conformed articles) (and, if applicable, such Jersey regulatory consents) are in full force and effect;
(b)	attaching a copy of the resolutions of its board of directors/managers (as the case may be) in form and substance satisfactory to the Facility Agent:
(i)	approving the terms of and the transactions contemplated by this Letter and authorising the execution, delivery and performance of this Letter (in the case of Formula One Management Limited and Delta 2) and related documents (including, without limitation, those specified in paragraph 3 of this Schedule 2, if applicable) to which it is a party (and, if it is incorporated in Jersey (with the exception of Delta Topco), containing a resolution or other statement to the effect that the solvency test specified in Article 74(2)(b) of the Companies Law will be satisfied after its execution and delivery of this letter and such related documents);
(ii)	authorising or, to the extent necessary, granting a power of attorney to a specified person or persons to execute this Letter and any related documents to which it is a party on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Letter and any related documents;

(c)	in the case of each Obligor incorporated in Jersey (other than Delta Topco), attaching a copy of the resolutions of its shareholders approving the terms of and the transactions contemplated by this Letter and resolving that it executes, delivers and performs the transactions contemplated by this Letter and related documents to which it is a party (including, without limitation, those specified in paragraph 3 of this Schedule 2 if applicable)
(d)	in the case of each Obligor incorporated in Switzerland, attaching a copy of a resolution signed by the holders of its shares, unanimously approving the terms of and the transactions contemplated by this Letter and any related documents;
(e)	including a specimen of the signature of each relevant person or persons referred to in paragraph (b) above authorised by the resolutions in relation to the above-mentioned documents which has signed this Letter or a document referred to in this Schedule 2 (other than in paragraph (a)) or a confirmation that the specimen signature of such person or persons previously provided to the Facility Agent remain true and correct;
(f)	in the case of Delta 2, also attaching;
(i)	a copy of its up-to-date share register;
(ii)	electronic extract (extrait) from the Luxembourg trade and companies registry (Registre de Commerce et des Sociétés) dated no earlier than the day prior to the date of each document to be executed by it pursuant to this letter; and
(iii)	electronic certificate (certificat négatif) issued by the Luxembourg Insolvency Register (Registre de l'Insolvabilité Luxembourg) as of no earlier than the day prior to the date of this Letter, certifying that, as at the date stated therein, neither an administrative dissolution without liquidation procedure (procedure de dissolution administrative sans liquidation), nor a court decision as to inter alia the faillite and other proceedings referred to therein is filed with the Luxembourg Insolvency Register (Registre de l'Insolvabilité Luxembourg) in respect of Delta 2;
(g)	confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments as at the 2025 Pre-Funding Date would not cause any borrowing, guaranteeing, securing or similar funding limit on such Obligor or Liberty GR Holding Company Limited (as applicable) to be exceeded; and
(h)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at date no earlier than the date of this Letter.

2.LEGAL OPINIONS

The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders:

(a)	a legal opinion of Simpson Thacher & Bartlett LLP, legal advisers to the Facility Agent as to English law substantially in the form agreed with the Facility Agent; and
(b)	a legal opinion of the following legal advisers (including, where relevant, as to confirmation of continuation following the amendments of security or in connection with any new Transaction Security Document):
(i)	Bär & Karrer AG as to the laws of Switzerland;
(ii)	Mourant Ozannes (Jersey) LLP as to Jersey law;
(iii)	Bonn Steichen & Partners as to the laws of Luxembourg; and
(iv)	O’Melveny & Myers LLP as to the laws of New York and Delaware,

in each case, in the form agreed with the Facility Agent prior to the date of this Letter.

3.GUARANTEE AND SECURITY CONFIRMATION
(a)	An English law guarantee and security confirmation letter duly executed by each Obligor and Liberty GR Holding Company Limited in respect of each Transaction Security Document.
(b)	A specific security agreement duly executed by Liberty GR Holding Company Limited (as grantor) in relation to all of the shares held by that company in Delta Topco.
(c)	A specific security agreement duly executed by Alpha Prema UK Limited (as grantor) in relation to all of the shares held by that company in SLEC.
4.ACQUISITION

Prior to or substantially concurrently with the funding of the Incremental Term Facility B Loans on the 2025 Pre-Funding Date the Obligor's Agent and/or Bidco, as applicable, shall have delivered one or more officer’s certificates (x) certifying that all conditions (other than those conditions that by their terms are to be satisfied at the consummation of the Acquisition (as defined below)) necessary for consummation of the acquisition by Liberty Media Corporation ("LMC"), directly or indirectly through one or more of its subsidiaries, of approximately 84% of the equity interests in Dorna Sports, S.L. ("Dorna") (the "Acquisition") as contemplated by and in accordance with the terms of the Share Purchase Agreement dated as of March 29, 2024 (the "Acquisition Agreement") in accordance with the terms of the Acquisition Agreement have been satisfied, (y) certifying that the "Scheduled Completion Date" (as defined in the Acquisition Agreement) and the consummation of the Acquisition in accordance with the terms of the Acquisition Agreement has been scheduled to occur on 3 July 2025, and (z) certifying that no consent by Bidco or LMC or any of its subsidiaries shall have been provided under the Acquisition Agreement, in each case, which is materially adverse to the interests of the TLB Incremental Lender without its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, it is understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the interests of the TLB Incremental Lender to the extent the cash consideration portion of any such reduction (if any) is applied to reduce any Permanent Financing and/or the Bridge Facility (each as defined in the Engagement Letter, defined below), as selected by LMC, on a dollar-for-dollar basis and (b) any increase in the purchase price equal to or greater than 10% of the purchase price shall be deemed materially adverse to the interests of the TLB Incremental Lender unless such increase is not financed with indebtedness issued or incurred by the Group or Bidco.

5.EFFECTIVE DATE FUNDING

This Letter, signed by the TLB Incremental Lender, Facility Agent, the Borrower and Obligors’ Agent;

6.OTHERS
(a)	The Facility Agent shall have received a customary Utilisation Request (substantially in the form of Schedule 3 – Part 1A to the Facilities Agreement) and which was made available to the Facility Agent by 11:00 a.m. (New York City time) at least one Business Day prior to the 2025 Pre-Funding Date.
(b)	The Facility Agent shall have received the latest audited consolidated financial statements and Quarterly Information Pack required to be have been delivered under Clause 25.1 (Financial statements) of the Facilities Agreement.
(c)	The Borrower has paid (or arranged to be paid) all fees and all expenses required to be paid pursuant to that certain Second Amended and Restated Engagement Letter, dated as of June 16, 2025 (the "Engagement Letter"), between, amongst others, the TLB Incremental Lender and the Borrower and for which invoices have been presented at least three (3) Business Days prior to the 2025 Pre-Funding Date.
(d)	The TLB Incremental Lender shall have received at least three Business Days prior to the 2025 Pre-Funding Date all documentation and other information regarding the Obligors required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including, without limitation the PATRIOT Act, in each case to the extent reasonably requested at least ten Business Days prior to the 2025 Pre-Funding Date. With respect to the Borrower, if the Borrower qualifies as a "legal entity" customer under 31 C.F.R. § 1010.230 ("Beneficial Ownership Regulation"), the Borrower shall have delivered to the TLB Incremental Lender (if requested) at least three Business Days prior to the 2025 Pre-Funding Date (to the extent request by such TLB Incremental Lender at least ten Business Days prior to the 2025 Pre-Funding Date) a Beneficial Ownership Certification in relation to the Borrower. "Beneficial Ownership Certification" means a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.
(e)	The Acquisition Agreement Representations (as defined below) shall be true and correct as of the 2025 Pre-Funding Date in all material respects (or, to the extent already qualified by materiality or material adverse effect, in all respects) except to the extent relating to an earlier date, in which case, such Acquisition Agreement Representation shall be true and correct in all material respects on such earlier date (or, to the extent already qualified by materiality or material adverse effect, in all respects). For purposes hereof, "Acquisition Agreement Representations" means the representations made by or on behalf of LMC in the Acquisition Agreement that are material to the interests of the TLB Incremental Lender (in its capacity as such), but only to the extent that Bidco or any of the Borrower’s subsidiaries or affiliates has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.
(f)	The representations set forth in Clauses 24.2, 24.3(a), 24.4(b), 24.4(c) (solely with respect to the Facilities Agreement and any material debt instruments of any Group Company with a principal amount of commitments or loans in excess of $100 million), 24.5, 24.6(a), 24.7, 24.8 and 24.24 of the Facilities Agreement shall be true and correct as of the 2025 Pre-Funding Date in all material respects (or, to the extent already qualified by materially or material adverse effect, in all respects), except to the extent relating to an earlier date, in which case, such representations shall be true and correct in all material respects on such earlier date (or, to the extent already qualified by materiality or material adverse effect, in all respects).
(g)	The following representations shall be true and correct as of the 2025 Pre-Funding Date in all material respects (or, to the extent already qualified by materially or material adverse effect, in all respects), except to the extent relating to an earlier date, in which case, such representations shall be true and correct in all material respects on such earlier date (or, to the extent already qualified by materiality or material adverse effect, in all respects):
(i)	The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock within the meaning of Regulations T, U and X ("Margin Stock"), or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any borrowing under the Facilities Agreement will be used by the Borrower to buy or carry any Margin Stock. Following the application of the proceeds of each borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its subsidiaries on a consolidated basis) will be Margin Stock.

(ii)	Neither the Borrower nor any of its subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
(h)	There shall not exist as of the 2025 Pre-Funding Date an Event of Default under Clauses 28.1, 28.6, 28.7, 28.8 or 28.9 of the Facilities Agreement.
(i)	The Facility Agent shall have received an officer’s certificate from Bidco as to the satisfaction of the conditions set forth in clause (e) of Section 6 of this Schedule 2.
(j)	The Facility Agent shall have received an officer’s certificate from the Obligors’ Agent as to the satisfaction of the conditions set forth in clauses (f), (g) and (h) of Section 6 of this Schedule 2.

SIGNED

For and on behalf of GOLDMAN SACHS BANK USA	) ) ) )	By Name:

SIGNED

For and on behalf of J.P. MORGAN SE as Facility Agent	) ) ) )	By Name:

SIGNED

For and on behalf of
DELTA 2 (LUX) SÀRL

Société à responsabilité limitée

Registered office: 9, rue de Bitbourg, L-1273 Luxembourg

R.C.S. Luxembourg B122129

By

Name:

SIGNED

For and on behalf of
FORMULA ONE MANAGEMENT LIMITED

as Obligors’ Agent on behalf of itself

and each other Obligor

By

Name: